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                                  May 2, 1997


CF Mutual Holdings
110 Dixie Street
Carrollton, Georgia 30117

Carrollton Federal Bank, FSB
110 Dixie Street
Carrollton, Georgia 30117

Community First Banking Company
110 Dixie Street
Carrollton, Georgia 30117

Ladies and Gentlemen:

     You have requested our opinion as required pursuant to Section 22 of that certain Plan of Conversion of CF Mutual Holdings and Agreement and Plan of Reorganization between Community First Banking Company and Carrollton Federal Bank (the "Plan of Conversion") dated February 11, 1997, as thereafter amended, with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") and certain State of Georgia income tax consequences relating to the conversion of CF Mutual Holdings ("Mutual Holding Company"), a federally chartered mutual holding company into an interim federal stock savings bank, and the merger (the "MHC Merger") of Mutual Holding Company with and into Carrollton Federal Savings Bank (the "Bank"); the formation of Community First Banking Company (the "Holding Company") as a wholly-owned subsidiary of the Bank and the formation of an interim savings bank ("Interim") as a wholly-owned subsidiary of the Holding Company; and the merger (the "Interim Merger") of Interim with and into the Bank, with the Bank as the surviving entity.

     In rendering the opinions expressed below, we have reviewed and relied on the Plan of Conversion, the Form S-1 Registration Statement filed with the Securities and Exchange Commission on March 17, 1997 (the "S-1"), the certificates attached hereto, and such other documents as we have considered appropriate (the "Documents"). Unless otherwise indicated, terms used in this opinion have the same meaning as in the Plan of Conversion.


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CF Mutual Holdings
Carrollton Federal Bank, FSB
Community First Banking Company
May 2, 1997
Page 2


     For purposes of this opinion, we have assumed that the MHC Merger and the Interim Merger will be consummated pursuant to the terms and conditions set forth in the Plan of Conversion. We have assumed that there is no plan or intention on the part of the Members of the Mutual Holding Company to sell, exchange or otherwise dispose of the interests in the liquidation account established by the Bank (the "Liquidation Account Interests") that would reduce the Member's ownership of Liquidation Account Interests to a value of less than fifty percent (50%) of the value of all the Members' equity interests in the Mutual Holding Company (the "Ownership Interests").

     In addition, we have assumed with your permission that the facts and representations certified to us in writing by the Bank and the Mutual Holding Company which are set forth in the certificates attached hereto, apply as of the effective time of the Conversion and Reorganization (the "Effective Time"). Copies of such certificates are attached hereto and incorporated herein by this reference. We have assumed, without any independent investigation or verification of any kind, that all the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents could alter the conclusion reached in this opinion.

     In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each person signing any Document reviewed by us had the legal capacity to do so, and (v) the transactions contemplated in the Plan of Conversion will be effected in accordance with the terms thereof.

     Based on the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion that for federal and State of Georgia income tax purposes:

     a. The MHC Merger will qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code;

     b. No gain or loss will be recognized by the Mutual Holding Company or the Bank as a consequence of the MHC Merger (except for deferred gain or loss recognized pursuant to Section 1502 of the Code in the event that the Mutual Holding Company consolidated group is not considered to survive as a result of the Plan of Conversion and the resulting Holding Company Group does not elect to file a consolidated return for federal income tax purposes);
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CF Mutual Holdings
Carrollton Federal Bank, FSB
Community First Banking Company
May 2, 1997
Page 3


     c. The Interim Merger will be disregarded for federal income tax purposes and will be treated as the transfer of an amount of proceeds received in the Offerings by the Holding Company to the Bank in exchange for Bank Common Stock;

     d. No gain or loss will be recognized by the Bank upon receipt of the Contributed Offering Proceeds in exchange for Bank Common Stock.

     e. No gain or loss will be recognized by Holding Company upon receipt of the Offering Proceeds in exchange for Holding Company Common Stock.

     This opinion is based on the Code, treasury regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may change at any time. Any such change may be applied retroactively and could modify the opinion expressed herein. This opinion does not address any tax considerations under foreign, state (other than the State of Georgia), we are giving a State of Georgia opinion for local laws.

     This opinion is being rendered only to the parties to whom it is addressed, and is solely for their benefit. No other person shall be entitled to rely on this opinion without our prior express written consent. This opinion may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein. We hereby consent to the reference to our Firm in, and to the filing of this opinion as, an exhibit to the S-1.

                         Very truly yours,



               POWELL, GOLDSTEIN, FRAZER & MURPHY LLP